LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6411

LONE STAR TECHNOLOGIES, INC.  PROVIDES GUIDANCE ON ITS THIRD QUARTER
2002 EARNINGS EXPECTATIONS

Dallas, TX, September 17, 2002 . . . Lone Star Technologies, Inc. (Lone Star) (NYSE: LSS) today announced that it expects a net loss in the range of $6.3 million to $8.0 million, or $.22 to $.28 per diluted share, in the third quarter of 2002.  Higher steel costs, up approximately 20% from the first half of 2002, combined with flat sales of oilfield tubular products and further declines in sales of finned tubulars and related products, will result in lower gross margins.  The number of active drilling rigs, which has been unchanged at around 850 since the end of May, is providing few opportunities to recover higher raw material costs.  Likewise, continued cancellations and delays in power plant construction projects have resulted in lower prices for finned tubular products, while steel costs have increased and unit costs have gone up due to lower production volumes.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated,  “As forecasted, steel costs have risen significantly during the third quarter, and we expect this trend to continue into early next year.  While we are anticipating expanded drilling activity and increased demand for our oilfield products in 2003, we do not expect a near-term improvement in the markets for our power related tubular products.  We are continuing to take aggressive steps to respond to the downturn in power plant construction, including ongoing cost reductions, plant consolidation, and active exploration of additional markets, such as petrochemical, where there is a demand for heat recovery tubular products.  I am also pleased to report that the purchase of Wheeling Machine Products is on schedule.  We expect to complete the transaction early in the fourth quarter and look forward to a number of opportunities it will create for us in 2003 and beyond.”

Further details regarding Lone Star’s third quarter 2002 results from operations will be provided when the company reports its  third quarter earnings the week of October 14, 2002.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward looking statements based on assumptions that are subject to a wide range of business risks.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.